Exhibit 10.36

EXPONENT, INC.

Restricted Stock Award Plan

Amended and Restated Restricted Stock Unit Director Grant Agreement

This Restricted Stock Unit Director Grant Agreement (the “Agreement”) is dated as of              and is entered into between Exponent, Inc., a Delaware corporation (the “Company”), and              (the “Director”).

Pursuant to the terms of the Restricted Stock Award Plan (the “Plan”) the Company hereby awards to Director restricted stock units (“Restricted Stock Units”) on the terms and conditions as set forth in this Agreement and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1. Award of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Director              Restricted Stock Units.

2. Vesting. Restricted stock units vest in three equal installments on the day prior to the Company’s annual shareholder meeting (“Vesting Dates”), provided that through a particular Vesting Date the Director remains continuously in service to the Company.

3. Distribution of Shares. Subject to any limitations set forth in this Agreement (including Sections 6 and 18 below) and the Plan, a number of Shares of Common Stock will be issued (“distributed”) to the Director in settlement of this Restricted Stock Unit equal to the number of then-vested Restricted Stock Units on (or as soon as practical after, but in no event later than forty-five (45) days after) the earlier to occur of (a) the third anniversary of the Grant Date, (b) the Termination Date (but only with respect to the portion of the award that is then-vested as provided for in Section 4 of the Agreement, or (c) to the extent specified in Section 17 of the agreement, the date which vesting acceleration occurs in connection with a change in control of the Company (the earlier of such dates, the “Distribution Date”). Upon or as soon as practicable following the Distribution Date, stock certificates (including electronic representations of the same, the “Certificate”) evidencing the Shares issued upon settlement of vested Restricted Stock Units shall be issued and registered in the Director’s name and delivered to (or appropriate notice in the case of electronic Certificate delivered to) the Director (or in the case of the Director’s death, to the Director’s beneficiary or estate).

4. Effect of Termination of Service. If the Director’s service on the Company’s Board of Directors is terminated by the Director or by the Company, the pro rata portion of the

Restricted Stock Units through the date of such service termination that qualifies as a “separation from service” under Code Section 409A (the “Termination Date”) will vest and the Shares underlying all vested Restricted Stock Units will be distributed as set forth in Section 3 above, with the remainder of the unvested Restricted Stock Units being immediately forfeited. Upon forfeiture of Restricted Stock Units, the portion of the award so forfeited shall terminate and the Company shall have no obligation to issue any Shares in settlement of that portion of the award.

5. Dividends. Participants holding restricted stock units shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock, provided that if any such dividends or distributions are paid in shares of Common Stock, the Fair Market Value of such shares of Common Stock shall be converted into restricted stock units, and further provided that such restricted stock units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units with respect to which they relate.

6. Tax Withholding Obligations. In such rare circumstances in which withholding is applicable, to meet any such obligations of the Company and Director that might arise with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in or connection with the award, deferral, or settlement of the restricted stock units, the Committee can, in the limited circumstances where appropriate, require that the Company withhold a number of shares of Common Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Participant’s estimated total federal, state, and local tax obligations associated with vesting or settlement of the restricted stock units. In such rare circumstances, the Company may also, in lieu of or in addition to the foregoing, at its sole discretion, either require the Director to deposit with the Company an amount of cash sufficient to meet the withholding requirements and/or, withhold the required amounts from the Director’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises. The Company shall not deliver any of the Certificates until and unless the Director has made the deposit required herein or proper provision for required withholding has been made. The Director hereby consents to any action reasonably taken by the Company to meet the withholding obligations.

7. Restriction on Transferability. Until distribution, the restricted stock units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

8. Rights as Shareholder. The Director shall not have voting or any other rights as a shareholder of the Company with respect to the restricted stock units. Upon settlement of the restricted stock units into shares of Company Stock, the Director will obtain full voting and other rights as a shareholder of the Company.

9. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Director, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

10. Effect on Other Employee Benefit Plans. The value of the restricted stock units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Director’s benefits under any director or other benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans.

11. No Employment, Consulting or Board Service Rights. The award of the restricted stock units pursuant to this Agreement shall not give the Director any right to remain in the service of the Company or a Subsidiary. Also, the award is completely within the discretion of the Company. It is not made as a part of any ongoing element of compensation or something which the Director should expect to receive annually or on any other periodic basis. It does not constitute part of the Director’s compensation and unless specifically agreed to otherwise with the Company is not relevant for purposes of determining any post-employment payment or severance.

12. Amendment. This Agreement may be amended only by a writing executed by the Company and the Director which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Director, and provided that no such amendment adversely affects the rights of the Director (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Director, the provisions of the restricted stock units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to restricted stock units which are then subject to restrictions as provided herein). Notwithstanding anything to the contrary contained in this Section 12 or in the Plan, any amendments to this Agreement shall be subject to the requirements of Section 18 of this Agreement.

13. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its stock administrator. Any notice to be given to Director shall be addressed to Director at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

14. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15. Construction. The restricted stock units are being issued pursuant to Section 7 of the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to the Director, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

16. Miscellaneous.

(a) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(c) All obligations of the Company under the Plan and this Agreement, with respect to the restricted stock units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(d) By signing this Agreement, the Director acknowledges that his or her personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement the Director consents to such transmission of personal data, as the Company believes is appropriate to administer the Plan.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

17. Change in Control. In the event of a Change in Control, all awards shall be vested and the shares underlying the Restricted Stock Units will be distributed as set forth in Section 3 above.

18. Code Section 409A Matters. This Restricted Stock Unit award is a “nonqualified deferred compensation arrangement” subject to Code Section 409A. The Company has attempted in good faith to structure this Restricted Stock Unit award (including any deferral elections made in connection with such award) in a manner that conforms to the requirements of Code Section 409A(a)(2), (3) and (4), and any ambiguities herein will be interpreted to so comply with these requirements to the maximum extent permissible. To the extent the IRS challenges whether this award in fact conforms with Code Section 409A(a)(2), (3) and (4), the Director shall be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge. To the extent this award contemplates multiple Distribution Dates (including as a result of a deferral election), each amount to be paid (Shares to be distributed) hereunder on any particular Distribution Date is designated as a separate payment and such payments will not collectively be treated as a single payment. Any subsequent deferral election shall comply with the subsequent deferral election rules of Section 409A(a)(4)(C) (which, as relevant to this award, are set forth on the election form attached hereto as Exhibit A). Notwithstanding anything else to the contrary in this Agreement or the Plan, the Company may accelerate distribution of Shares under this Agreement only in accordance with Treas. Reg. §1.409A-3(j)(4).

In addition, and notwithstanding any provision of this Agreement including Section 4 above to the contrary, if at the time of the Director’s Termination Date he or she is a “specified employee” (as defined in Code Section 409A), and if and only if the deferral of payment or distribution of Shares as a result of the Director’s termination of services is necessary in order to prevent any accelerated income recognition or additional tax under Code Section 409A(a)(1), then the Distribution Date shall be delayed until the earlier of (1) that date that is six months following the date on which occurs the Director’s separation from service or (2) the date of the Director’s death following his or her separation from service.

Notwithstanding anything to the contrary contained in the Plan or this Agreement, (1) any acceleration of the Distribution Date that occurs pursuant to Section 17 of the Agreement shall only occur on a transaction that qualifies as a “change in ownership or effective control,” or a “change in ownership of a substantial portion of the assets,” of the Company, all as defined under Code Section 409A; and (2) for all purposes under this Agreement and to the extent permitted under Code Section 409A, the Director shall have a “separation from service” as defined under Code Section 409A upon the Termination Date.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

“Director”	“Company” Exponent, Inc.

By
Name:
Title:

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